SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
DOUBLE EAGLE PETROLEUM CO.
(Exact name of registrant as specified in its charter)

Maryland (state of incorporation or organization)	83-0214692 (IRS Employer Identification No.)

777 Overland Trail, P.O. Box 766, Casper, Wyoming (Address of principal executive offices)	82602 (Zip Code)
     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Preferred Share Purchase Rights	Name of each exchange on which each class is to be registered The NASDAQ Stock Market LLC
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box ☐
     Securities Act registration statement file number to which this form relates: Not applicable
     Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
     On August 21, 2007, the Board of Directors of Double Eagle Petroleum Co. (the “Company”) declared a dividend of one Preferred Share Purchase Right (a “Right”) for each outstanding share of common stock, par value $0.10 per share (the “Common Shares”), of the Company. The dividend is payable on September 4, 2007 (the “Record Date”) to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company’s Junior Participating Preferred Stock, Series B, par value $0.10 per share (“Preferred Shares”) at a price of $45 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated August 24, 2007 (the “Rights Agreement”) between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).
     The Rights Agreement (which includes, as Exhibit A, the form of Articles Supplementary of the Participating Preferred Stock and, as Exhibit B, the forms of Rights Certificate and Election to Exercise) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights Agreement and the Rights is incorporated by reference herein from the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 24, 2007, and is qualified in its entirety by reference to the Rights Agreement and all exhibits thereto.
Item 2. Exhibits
99.1	Rights Agreement dated as of August 24, 2007 between Double Eagle Petroleum Co. and Computershare Trust Company, N.A., which includes as Exhibit A the form of Articles Supplementary of Junior Participating Preferred Stock, Series B of Double Eagle Petroleum Co.; as Exhibit B the form of Rights Certificate; and as Exhibit C a Summary of Rights to Purchase Preferred Shares.

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DOUBLE EAGLE PETROLEUM CO.
Date: August 24, 2007	By:	/s/ Stephen H. Hollis
Stephen H. Hollis
Chief Executive Officer